Exhibit 107

Calculation of Filing Fee Tables

Form S-1

AIRO Group Holdings, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(a)	5,750,000	$16.00	$92,000,000	0.00015310	$14,086
	Total Offering Amounts					$92,000,000	—	$14,086
	Total Fees Previously Paid							$15,310	(5)
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$—

(1)	Includes up to 750,000 additional shares that the underwriters have the option to purchase from the registrant, if any.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Includes the aggregate offering price of 750,000 additional shares that the underwriters have the option to purchase from the registrant, if any.

(4)	Calculated pursuant to Rule 457(a) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(5)	The registrant previously paid a registration fee of $15,310 in connection with the initial filing of this Registration Statement on Form S-1 on February 21, 2025.